Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 3, 2025 on the restated consolidated financial statements of Atombeam Technologies Inc. as of December 31, 2023 and for the year then ended included herein on the Regulation A Offering Circular of Atombeam Technologies Inc. on Form 1-A.

/s/ IndigoSpire CPA, PC

San Jose, California

January 7, 2026